CFNB FOURTH QUARTER NET EARNINGS UP 176% TO $3.8 MILLION

LOAN PORTFOLIO UP 66% FOR YEAR WITH TOTAL ASSETS UP 22%

IRVINE, CALIFORNIA, July 28, 2016 -- California First National Bancorp (NASDAQ: CFNB, “Company”) net earnings for the fourth quarter ended June 30, 2016 of $3.8 million more than doubled from net earnings of $1.4 million for the fourth quarter of 2015. For fiscal year ended June 30, 2016, net earnings of $8.6 million were 5% below $9.05 million reported for fiscal 2015. Diluted earnings per share (EPS) for fourth quarter 2016 of $0.37 per share were up 181% from $0.13 for the fourth quarter of the prior year, while EPS of $0.83 for fiscal 2016 were down 3.9% from $0.87 per share the fiscal 2015. The percentage change in EPS for both periods reflects the impact of fewer fully diluted shares resulting from the Company’s repurchase of stock in the third quarter of fiscal 2016.

2016 Fourth Quarter and Year End Highlights

  8% loan growth in fourth quarter boosts loan portfolio to $404 million, up 66% from June 30, 2015.
  Total assets reach $888.2 million at June 30, 2016, up 22% from $731.1 million year before.
  Fourth quarter net interest income increased 22%, with fiscal 2016 net interest income up 13%.
  176% jump in fourth quarter net income reflected significant gains recognized on the sale of property on leases reaching the end of term during the quarter.
  Full year 2016 net income decline of $407,000 compares to fiscal 2015 results that included a $2.7 million pre-tax gain on the settlement of claims filed in an antitrust case. Excluding the settlement claim from the prior year results, 2016 pre-tax income of $14.1 million was up 16.5%.
  Focus on overhead reduced non-interest expenses by 7% in the fourth quarter and 8% for the year, but write-downs taken on a repossessed asset in the third and fourth quarters of fiscal 2016 offset some of the benefit.
  Non-performing assets were 0.15% of total assets at June 30, 2016, down slightly from 0.18% at March 31, 2016.
  Capital remains strong, with Tier 1 common equity ratio of 25.12%.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp’s fourth quarter results show the benefits from both our commercial lease and loan portfolios.  The current rate environment continues to compress margins, but growth in loans provided for growth in interest income.  Our investment in a portfolio of true leases contributed to strong earnings in the fourth quarter. While we continue to see a very competitive market for adding assets and the backlog of committed transactions in our pipeline is down from a year ago, we expect that growth in earning assets will continue into fiscal 2017. At June 30, 2016, with CalFirst Bancorp’s net worth at $191.0 million, the Company remains very well capitalized with substantial resources to support growth."

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending June 30,				Twelve Months Ending June 30,
(dollars in thousands)	2016		2015		2016		2015
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$92,497	0.43%	$64,043	0.21%	$78,251	0.34%	$55,374	0.19%
Investment securities	99,918	2.09%	75,403	2.45%	93,170	2.10%	56,082	2.51%
Commercial loans	401,361	3.79%	228,825	3.54%	331,818	3.66%	186,357	3.64%
Net investment in leases	252,302	5.74%	294,708	5.06%	269,419	4.95%	306,697	4.79%
Total interest-earning assets	$846,078	3.80%	$662,979	3.77%	$772,658	3.59%	$604,510	3.81%
Interest-bearing liabilities
Deposits	$611,708	1.18%	$453,652	1.00%	$546,580	1.10%	$405,418	0.96%
Borrowings	49,857	0.49%	29,096	0.34%	49,254	0.42%	19,334	0.32%
Total interest-bearing liabilities	$661,565	1.13%	$482,748	0.96%	$595,834	1.04%	$424,752	0.93%
Net interest spread (1)		2.68%		2.81%		2.54%		2.88%
Net interest margin (2)		2.92%		3.07%		2.78%		3.15%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

  Net Interest Income

  Fourth quarter 2016 total interest income increased 28.8% to $8.0 million from $6.2 million for the fourth quarter of fiscal 2015. The increase was primarily due to a $1.8 million, or 88%, increase in commercial loan income and $126,600 increase in investment income, offset by a $105,000 decrease in finance income.

    Commercial loan income growth resulted from a 75% increase in average loan balances to $401.4 million and a 25 basis point increase in the average yield to 3.79%.
    Investment interest income increased 26% as average cash and investments were up 38% to $192.4 million and this offset a 13 basis point drop in average yield.
    Direct finance income of $3.6 million was down 3% from the 2015 fourth quarter due to a 14% decline in the average investment in leases to $252.3 million offset by a 68 basis point improvement in the average yield to 5.74% that benefitted from the early termination of three leases.
    During the fourth quarter of fiscal 2016, interest expense on deposits and borrowings of $1.86 million increased 60% as average balances were up 37% to $661.6 million and average rates increased 16 basis points to 1.13%.
    The increased interest cost is largely due to a 17 basis point increase in average cost of deposits to 1.18% and a $158 million increase in average deposits, with the total funding cost increase tempered by a $21 million increase in average borrowings at an average rate of 0.49%

  For fiscal year ended June 30, 2016, total interest income increased 20.4% to $27.7 million from $23.0 million in fiscal 2015. This increase was due to a $5.4 million increase in commercial loan income, a $714,000 increase in investment income and $1.4 million decline in direct finance income.

    The 79%, increase in commercial loan income resulted from a 78% increase in average loan balances to $331.8 million from $186.4 million during fiscal 2015, while the average yield earned increased by 2 basis points to 3.66%.
    Direct finance income declined 9% for the year to $13.3 million, reflecting a 12% decrease in average investment in leases to $269.4 million, which offset a 15 basis point increase in average lease yield to 4.95%.
    Investment interest income increase of 47% in fiscal 2016 to $2.2 million reflected a 54% increase in average cash and investment balances to $171.4 million and 6 basis point drop in average yield to 1.30%. A 15 basis point increase in yield on cash investments could not offset a 41 basis point decline in yield on securities.
    Interest expense paid on deposits and borrowings in fiscal 2016 increased 57% to $6.2 million, reflecting a 40% increase in average balances to $595.8 million and 11 basis point increase in average cost to 1.04%.
    The rise in interest cost for fiscal 2016 includes a 14 basis point increase in average cost of deposits to 1.10% and a $141 million increase in average deposits, tempered by a $30 million increase in average borrowings at an average rate of 0.42%.
    The decline in net interest spread and margin in fiscal 2016 is largely due to the increase in lower yielding commercial loans to 43% of average interest earning assets from 31% in fiscal 2015, and also reflects higher rates paid on deposits.

  During the 2016 fourth quarter, the Company made a $200,000 provision to the allowance for credit losses related to the growth in the commercial loan portfolio.  For the year ended June 30, 2016, the Company’s provision for credit losses totaled $1,475,000, compared to a provision of $1,175,000 in fiscal 2015. The higher provision in fiscal 2016 covered the second quarter $1.0 million write-down of a lease in bankruptcy and 66% growth in the loan portfolio. At June 30, 2016, the allowance for credit losses of $6.9 million, 1.1% of total leases and loans, is consistent with the credit profile of the consolidated portfolio.

  As a result of all of the above factors, net interest income after provision for credit losses for the fourth quarter ended June 30, 2016 increased 27.7% to $6.0 million, compared to $4.7 million for the 2015 fourth quarter and fiscal 2016 net interest income after provision for credit losses increased 12% increase to $20.0 million from $17.9 million in fiscal 2015.

  Non-interest income

  For the fourth quarter ended June 30, 2016, non-interest income of $2.78 million jumped over 400% from $529,500 for the 2015 fourth quarter. The increase was due to a $2.4 million increase in income from the sale or re-lease of property at end of term. The increase in end of term income was offset in part by lower gains realized on securities and through the sale of leases.

      For the year ended June 30, 2016, non-interest income was down 44% to $4.9 million from $8.7 million in fiscal 2015. Non-interest income for the prior year included the pre-tax recovery of $2,743,920 from the settlement of claims filed in a TFT-LCD (thin-film transistor liquid display) products antitrust case. Excluding that income from the prior year, non-interest income for fiscal 2016 was still down by $1.08 million or 18% due to a $1.3 million decrease in gains from the sale of leases and $458,600 decline in securities gains offset in part by a $706,000 increase in income from the release of property on leases reaching the end of term during the year.

      Non-interest Expenses

      CalFirst Bancorp’s non-interest expenses of $2.7 million for the 2016 fourth quarter declined 7% from $2.9 million in the 2015 fourth quarter, while fiscal 2016 non-interest expenses of $10.8 million was down 8% from $11.8 million reported for fiscal 2015. The decrease in expenses for both periods in fiscal 2016 was due primarily to a decrease in sales compensation and benefits cost recognized, offset in part by charges taken in the third and fourth quarter to write-down the value of a repossessed asset.

      Lease and Loan Business

      Fourth quarter 2016 commercial loan bookings of $47.3 million were up 9% from $43.5 million in the 2015 fourth quarter, while lease bookings in the period were down to $8.1 million from $60.2 million the prior year. Combined, total lease and loan bookings of $55.4 million decreased 47% from 2015 fourth quarter bookings of $103.7 million.

      Full fiscal year 2016 commercial loans booked of $238.1 million were up 53% from $155.3 million booked in fiscal 2015, while lease bookings of $110.4 million were down 49% from $217.8 million booked in fiscal 2015. Total 2016 loan and lease bookings of $348.5 million in fiscal 2016 were 7% below $373.1 million booked in fiscal 2015.

      The total lease and loan portfolio at June 30, 2016 increased 18% to $641.4 million from $541.8 million at June 30, 2015. The quality of the portfolio has been maintained, notwithstanding the loan growth and a $1.1 million write-off during the year primarily related to one large lease in bankruptcy.

      2016 fourth quarter lease and loan originations were down 45% from the fourth quarter of fiscal 2015, with 2016 full year originations down 3% from the prior year’s record level.  Originations were dominated by loan originations which were up 19% for the year and offset in part a 26% decline in 2016 lease originations. The estimated backlog of approved lease and loan commitments of $89 million at June 30, 2016 is 28% lower than at June 30, 2015 but up slightly from $88 million at March 31, 2016.

      Investment Securities

      Investment securities of $99.8 million at June 30, 2016 increased 18% from $84.5 million at June 30, 2015. The 2016 increase in investment securities primarily relates to the acquisition of additional government agency mortgage-backed securities and one corporate bond, along with an increase in unrecognized gains in the value of securities owned.

      California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

      This release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in assets, estimated bookings, credit quality and the impact of general economic conditions and interest rates on our earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2015 Annual Report on Form 10-K and the 2016 quarterly reports on Form 10-Q.

      CONTACT:

      S. Leslie Jewett

      ljewett@calfirstbancorp.com

      CALIFORNIA FIRST NATIONAL BANCORP

      Consolidated Statements of Earnings

      (000's except per share data)

	Three months ended			Twelve months ended
	June 30,		Percent	June 30,		Percent
	2016	2015	Change	2016	2015	Change

Finance & loan income	$7,422	$5,752	29.0%	$25,471	$21,489	18.5%
Investment interest income	622	495	25.7%	2,230	1,516	47.1%
Total interest income	8,044	6,247	28.8%	27,701	23,005	20.4%

Interest expense on deposits & borrowings	1,863	1,163	60.2%	6,210	3,945	57.4%

Net interest income	6,181	5,084	21.6%	21,491	19,060	12.8%
Provision for credit losses	200	400	(50.0)%	1,475	1,175	25.5%
Net interest income after provision for credit losses	5,981	4,684	27.7%	20,016	17,885	11.9%

Non-interest income
Operating & sales-type lease income	780	52	1400.0%	1,146	305	275.7%
Gain on sale of leases & leased property	1,933	303	538.0%	3,497	4,791	(27.0)%
Gain on sale of investment securities	-	134	(100.0)%	23	481	(95.2)%
Other fee income	71	40	77.5%	220	3,132	(93.0)%
Total non-interest income	2,784	529	426.3%	4,886	8,709	(43.9)%

Non-interest expenses
Compensation & employee benefits	1,674	2,090	(19.9)%	7,254	8,582	(15.5)%
Occupancy	173	158	9.5%	685	634	8.0%
Professional services	200	189	5.8%	771	664	16.1%
Repossessed assets	200	-	N.M.	397	-	N.M.
Other general & administrative	459	473	(3.0)%	1,727	1,899	(9.1)%
Total non-interest expenses	2,706	2,910	(7.0)%	10,834	11,779	(8.0)%

Earnings before income taxes	6,059	2,303	163.1%	14,068	14,815	(5.0)%

Income taxes	2,305	943	144.4%	5,420	5,760	(5.9)%

Net earnings	$3,754	$1,360	176.0%	$8,648	$9,055	(4.5)%

Basic earnings per common share	$0.37	$0.13	180.9%	$0.83	$0.87	(3.9)%
Diluted earnings per common share	$0.37	$0.13	180.9%	$0.83	$0.87	(3.9)%

Weighted average common shares outstanding	10,280	10,460		10,399	10,460
Diluted number common shares outstanding	10,280	10,460		10,399	10,460

      CALIFORNIA FIRST NATIONAL BANCORP

      Consolidated Balance Sheets

      (000’s)

	June 30,	June 30,	Percent
	2016	2015	Change
ASSETS
Cash and short term investments	$105,094	$60,240	74.5%
Investment securities	99,801	84,546	18.0%
Net receivables	1,333	1,174	13.5%
Property for transactions in process	30,932	31,340	(1.3)%
Net investment in leases	237,674	298,324	(20.3)%
Commercial loans	403,736	243,462	65.8%
Income tax receivable	121	231	(47.6)%
Other assets	5,036	1,564	222.0%
Discounted lease rentals assigned to lenders	4,449	10,193	(56.4)%
	$888,176	$731,074	21.5%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,697	$2,635	(35.6)%
Income taxes payable, including deferred taxes	12,674	11,944	6.1%
Deposits	633,147	471,906	34.2%
Borrowings	40,000	42,000	(4.8)%
Other liabilities	5,187	4,178	24.2%
Non-recourse debt	4,449	10,193	(56.4)%
Total liabilities	697,154	542,856	28.4%
Stockholders' Equity	191,022	188,218	1.5%
	$888,176	$731,074	21.5%